Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(in thousands of dollars)

On July 12, 2013 (the “Merger Date”), Colt Defense LLC (the “Company” or “Colt Defense”), New Colt Acquisition Corp., a wholly owned subsidiary of the Company (“Merger Sub”), New Colt Holding Corp. (“New Colt”) and Donald E. Zilkha and Edward L. Koch III entered into an Agreement and Plan of Merger (the “Merger Agreement). In accordance with the Merger Agreement and pursuant to the Delaware General Corporation Law, on July 12, 2013 Merger Sub merged with and into New Colt and New Colt, the surviving corporation, became a wholly owned subsidiary of the Company (the “Merger”). Colt Defense acquired 100% ownership of New Colt for a total preliminary purchase price of $83,148, subject to adjustments (“Purchase Price”), which included approximately $67,912 of cash consideration transferred (“Cash Consideration”) and a $15,236 gain on the effective settlement of a pre-existing relationship. The Company funded the Cash Consideration with the proceeds from a $50,000 senior secured term loan, the issuance and sale of $9,000 of Colt Defense common units and available cash on hand.

The following unaudited pro forma condensed consolidated financial information has been prepared to give effect to the completed Merger. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2013 gives effect to the Merger as if it occurred on March 31, 2013. The unaudited pro forma condensed consolidated balance sheet was derived from the unaudited historical financial statements of the Company and New Colt as of March 31, 2013. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2012 and the three months ended March 31, 2013 give effect to the Merger as if it had occurred on January 1, 2012. The unaudited pro forma condensed consolidated statements of operations are derived from the audited historical financial statements of the Company and New Colt as of and for the year ended December 31, 2012 and the unaudited, historical financial statements of the Company and New Colt as of and for the three months ended March 31, 2013.

The unaudited pro forma condensed consolidated financial information was prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and should not be considered indicative of the consolidated financial position or results of operations that would have occurred if the Merger had been completed on the dates indicated, nor are they indicative of the future consolidated financial position or results of operations of Colt Defense and New Colt following completion of the Merger. The unaudited pro forma condensed consolidated financial information does not reflect the potential realization of cost savings, restructuring or other costs relating to the integration of New Colt, nor do they include any other items not expected to have a continuing impact on the consolidated results of the two companies. The historical consolidated financial statements of the Company and New Colt has been adjusted in the unaudited pro forma condensed consolidated financial information to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the consolidated results.

The unaudited pro forma condensed consolidated financial information is based on the preliminary information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. The finalization of the Company’s purchase accounting assessment may result in changes to the valuation of assets acquired and liabilities assumed, particularly in regards to infinite and finite-lived intangible assets, which could be material. The Company will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”), but in no event later than one year following the Merger Date.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma condensed consolidated information was based on and should be read in conjunction with the:

•                  Historical consolidated financial statements of the Company as of and for the year ended December 31, 2012 and the related notes included in Colt Defense’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and the historical consolidated financial statements for the quarter ended March 31, 2013, including related notes, as filed in Colt Defense’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

•                  The audited consolidated historical financial statements and related notes of New Colt as of and for the year ended December 31, 2012 and the unaudited historical consolidated financial statements and related notes of New Colt as of and for the three months ended March 31, 2013, which are attached to this Form 8-K/A as Exhibit 99.1 and 99.2, respectively.

Colt Defense LLC

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As Of March 31, 2013

(In thousands of dollars)

Pro forma Financials

	March 31, 2013 Balance Sheet
							Pro forma
	Colt	New Colt			Pro forma		Colt
($ in thousands)	Defense LLC	Holding Corp.	Eliminations	Note	Adjustments	Note	Defense LLC
ASSETS
Current assets:
Cash and cash equivalents	$17,959	$4,363	$—		$(13,889)	6a	$8,433
Restricted cash	772	—	—		—		772
Accounts receivable, net	38,216	10,813	(9,346)	5a	—		39,683
Inventories	46,481	8,698	(229)	5b	169	6b	55,119
Deferred income tax benefit	—	2,208	—		(291)	6c	1,917
Other current assets	3,531	1,431	(149)	5a	—		4,813
Total current assets	106,959	27,513	(9,724)		(14,011)		110,737

Property and equipment, net	22,286	3,117	—		2,170	6d	27,573
Goodwill	14,728	1,044	154	5b	31,952	6e	47,878
Colt trademarks	—	6,679	—		43,421	6f	50,100
Intangible assets, net	5,779	—	—		9,340	6g	15,119
Deferred financing costs	7,228	—	—		1,969	6h	9,197
Long-term restricted cash	810	—	—		—		810
Long-term deferred tax asset	—	9,865	—		(806)	6c	9,059
Other assets	1,562	879	—		62	6i	2,503
Total assets	$159,352	$49,097	$(9,570)		$74,097		$272,976

LIABILITIES AND DEFICIT
Current liabilities:
Current portion capital lease obligations	$—	$556	$—		$(70)	6j	$486
Accounts payable	16,938	10,830	(9,495)	5a	—		18,273
Accrued expenses	23,527	4,052	(75)	5b	1,008	6k	28,512
Retirement obligations - current portion	626	478	—		—		1,104
Customer advances and deferred income	9,174	1,208	—		—		10,382
Accrued distributions to members	1,418	—	—		—		1,418
Deferred income tax liability	—	—	—		812	6l	812
Long-term debt - current portion	—	—	—		2,500	6m	2,500
Total current liabilities	51,683	17,124	(9,570)		4,250		63,487

Long-term debt, less current portion	247,671	—	—		45,242	6m	292,913
Capital lease obligations	—	149	—		(107)	6j	42
Pension and retirement obligations	19,790	10,573	—		(875)	6n	29,488
Long-term deferred income tax liability	1,473	—	—		23,352	6l	24,825
Other long-term liabilities	880	2,544	—		(2,544)	6o	880
Total long-term liabilities	269,814	13,266	—		65,068		348,148

Total liabilities	321,497	30,390	(9,570)		69,318		411,635

Deficit:
Paid in capital	—	23,908	—		(23,908)	6p	—
Accumulated deficit	(147,860)	(832)	—		24,318	6p	(124,374)
Accumulated other comprehensive loss	(14,285)	(4,369)	—		4,369	6q	(14,285)
Total deficit	(162,145)	18,707	—		4,779		(138,659)
Total liabilities and deficit	$159,352	$49,097	$(9,570)		$74,097		$272,976

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Colt Defense LLC

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For The Three Months Ended March 31, 2013

(In thousands of dollars)

	March 31, 2013 YTD P&L
							Pro forma
	Colt	New Colt			Pro forma		Colt
	Defense LLC	Holding Corp.	Eliminations	Note	Adjustments	Note	Defense LLC
Net sales	$63,849	$44,219	$(26,251)	5c	$—		$81,817
Cost of sales	45,098	39,075	(26,359)	5d	399	6r	58,213
Gross profit	18,751	5,144	108		(399)		23,604

Selling, general and administrative expenses	7,718	2,782	(204)	5e	166	6s	10,462
Operating income	11,033	2,362	312		(565)		13,142

Other (income)/expense:
Interest expense	5,994	12	—		1,640	6t	7,646
Royalty (income)/expense, net	—	85	—		13	6u	98
Other (income)/expense, net	(712)	1	466	5f	(85)	6v	(330)
Total other expense, net	5,282	98	466		1,568		7,414

Loss before provision for income taxes	5,751	2,264	(154)		(2,133)		5,728
Provision (benefit) for income taxes	681	996	—		(835)	6w	842
Net income (loss)	$5,070	$1,268	$(154)		$(1,298)		$4,886

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Colt Defense LLC

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For The Year Ended December 31, 2012

(In thousands of dollars)

	December 31, 2012 YTD P&L
							Pro forma
	Colt	New Colt			Pro forma		Colt
	Defense LLC	Holding Corp.	Eliminations	Note	Adjustments	Note	Defense LLC
Net sales	$213,328	$129,510	$(84,233)	5c	$—		$258,605
Cost of sales	162,177	117,736	(84,731)	5d	1,754	6r	196,936
Gross profit	51,151	11,774	498		(1,754)		61,669

Selling, general and administrative expenses	32,594	9,155	(433)	5e	365	6s	41,681
Operating income	18,557	2,619	931		(2,119)		19,988

Other (income)/expense:
Interest expense	24,579	68	—		6,866	6t	31,513
Other (income)/expense, net	(26)	1,116	—		54	6u	1,144
Other (income)/expense, net	(691)	135	1,199	5f	(1,116)	6v	(473)
Total other expense, net	23,862	1,319	1,199		5,804		32,184

Loss before provision for income taxes	(5,305)	1,300	(268)		(7,923)		(12,196)
Provision (benefit) for income taxes	1,750	740	—		(3,392)	6w	(902)
Net income (loss)	$(7,055)	$560	$(268)		$(4,531)		$(11,294)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

(in thousands of dollars)

Note 1 — Basis of Presentation

On July 12, 2013, pursuant of the terms of the Merger Agreement, the Company acquired 100% ownership of New Colt. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into New Colt, with New Colt surviving the merger as a wholly owned subsidiary of the Company.

The Merger is accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”). The Company is accounting for the Merger by using the historical information and accounting policies of Colt Defense and adding the assets and liabilities of New Colt, as of the Merger Date, at their respective fair values. Further, the accounting policies of New Colt have been conformed to those of Colt Defense in determining the results of operations and the amounts of assets and liabilities to be fair valued. The assets and liabilities of New Colt have been measured at fair value based on various assumptions that Colt Defense’s management believes are reasonable utilizing information as of the Merger Date.

The process for measuring the fair value of New Colt’s identifiable intangible assets, liabilities and certain tangible assets requires the use of significant assumptions, including estimates of future cash flows and appropriate discount rates. The excess of the purchase price over the amount of identifiable assets and liabilities of New Colt acquired, as of the Merger Date, was allocated to goodwill in accordance with ASC 805.

The fair value of New Colt assets acquired and liabilities assumed, as reflected in the unaudited pro forma condensed consolidated financial information, was measured in accordance with Accounting Standards Codification Topic 820 “Fair Value Measurement and Disclosure” (“ASC 820”), which establishes the framework for measuring fair values.  ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price).  Market participants are buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820, fair value measurements for an asset assume the highest and best use of that asset by market participants.

Note 2 — Accounting Policies

The unaudited pro forma condensed consolidated financial information reflects adjustments to conform New Colt’s results to Colt Defense’s accounting policies. Significant differences between the respective accounting policies that have been adjusted include the following:

a)            Inventory — New Colt recognizes as inventory amounts related to samples, loaners and certain other handguns. Colt Defense’s policy is to expense samples, loaners and certain other inventory to selling and commission expense as the inventory is designated as such. Therefore, the unaudited pro forma condensed consolidated balance sheet as of March 31, 2013 reflects a net decrease of $471 to inventory and accumulated deficit to conform to Colt Defense’s accounting policy.

b)            Effective Settlement of pre-existing relationship — Prior to the Merger, Colt Defense has several pre-existing contractual relationships with New Colt (See Note 5 - Eliminations). Colt Defense evaluated these pre-existing relationships and determined that the terms of Colt Defense’s license agreement (the “License”) with New Colt for the use of certain Colt trademarks, was favorable as compared to market rates.  Therefore, immediately prior to the Merger, Colt Defense and New Colt effectively settled the pre-existing relationship between the companies related to the License. As a result of the settlement of the License, Colt Defense recorded a gain of $15,236 (“Settlement

Gain”), which equals the calculated gain of $16,320 reduced by the write-off of Colt Defense’s prepaid license balance of $1,084. The gain was calculated by a third-party by comparing the value of the royalty rate in the License to the current market rate for such a license. The Company has not included the Settlement Gain in the unaudited pro forma condensed consolidated statements of operations because it was recorded immediately prior to the Merger. In the unaudited pro forma condensed consolidated balance sheets, Colt Defense’s accumulated deficit was reduced to reflect the Settlement Gain and goodwill was increased as this gain effectively increases the Company’s purchase consideration.

The Company is still in the process of evaluating Colt’s Manufacturing’s accounting policies. As a result of this review, it may become necessary to conform other accounting policies for the combined entity. The unaudited pro forma condensed consolidated financial information does not assume any adjustments for any remaining differences in accounting policies.

Note 3 — Preliminary Purchase Price

Colt Defense acquired 100% ownership of New Colt in exchange for a Purchase Price of $83,148, subject to certain adjustments.  A portion of the Purchase Price was placed in a third party escrow as security for certain post-closing adjustments to the Purchase Price and potential obligations of New Colt’s former equityholders under the Merger Agreement.

Amount
Cash Consideration	$67,912
Gain on settlement of pre-existing relationship	15,236
Total preliminary purchase price	$83,148

To partially fund the Cash Consideration, Colt Defense entered into a $50,000 senior secured term loan agreement (“Term Loan”). Net proceeds from the Term Loan less related deferred financing fees and debt discount were $45,773. The Term Loan, which matures on November 15, 2016, bears interest at a rate of 9.75% plus the greater of the 3-month LIBOR rate or 1.0%. The Term Loan contains several financial covenants, including a minimum EBITDA, a fixed charge coverage ratio, a secured leverage ratio and a maximum level of capital expenditures.

Colt Defense also partially funded the Cash Consideration through the issuance and sale of 31,165.589 of the Company’s common units to certain new and existing holders for aggregate proceeds of $9,000. For the remainder of the Cash Consideration, Colt Defense used approximately $13,139 of cash on hand.

Note 4 — Preliminary Purchase Price Allocation

The unaudited pro forma condensed consolidated financial information have been prepared using the acquisition method of accounting under ASC 805, which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, with limited exceptions, at the Merger Date. Transaction costs are not included as a component of the Cash Consideration and are expensed as incurred. The excess of the Purchase Price over the estimated amounts of identifiable assets and liabilities of New Colt as of the Merger Date has been allocated to goodwill. The process for estimating fair values in many cases requires the use of significant estimates and assumptions, including the estimation of future cash flows and the development of appropriate discount rates. The Company has developed its fair value estimates from a market participant perspective which could materially differ from entity specific assumptions. Management’s judgments used in determining these estimates may materially impact our financial position or results from operations.

Under the acquisition method of accounting, the total estimated purchase price is allocated to New Colt’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair value. Management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed are based on estimates and assumptions that are subject to change. The areas of the purchase price allocation that are not yet finalized relate primarily to the Colt trademarks, finite-lived intangible assets, deferred income taxes and customer advances and deferred revenue. The following summarizes the estimated preliminary fair value of assets acquired and liabilities assumed in the Merger, assuming the Merger had been completed on March 31, 2013:

Cash and cash equivalents	$4,363
Accounts receivable	1,467
Inventory	8,638
Property and equipment	5,287
Deferred tax assets	10,976
Other assets	2,223
Finite-lived intangible assets	9,340
Colt trademarks	50,100
Goodwill	33,150
Total assets acquired	125,544

Accounts payable and accrued expenses	6,320
Customer advances and deferred revenue	1,208
Capitalized lease obligations	528
Deferred tax liabilities	24,164
Retirement obligations	10,176
Total liabilities assumed	42,396
Net assets acquired	$83,148

The estimated fair value of the identifiable intangible assets and their preliminary estimated weighted-average useful lives are as follows:

	Fair Value	Useful Life
Colt trademarks	$50,100	indefinite
Existing license agreements	5,240	6 years
Developed technology	2,970	20 years
Backlog	1,130	3 years
	$59,440

Trademarks represent the estimated fair value of the Colt brand and related trademarks. Existing license agreements represents the estimated fair value of license agreements for licensing the Colt trademarks to various third parties. Developed technology represents the estimated fair value of designs, trade secrets, materials, specifications and other proprietary intellectual property included in the technical data packages and related manufacturing processes and know-how. Backlog represents the estimated fair value of unfilled contractual orders from customers.

Preliminary estimated amortization expense, based upon the Company’s newly acquired intangible assets as of March 31, 2013, is as follows:

Year Ending December 31,	Amount
Remaining 2013	$1,687
2014	2,544
2015	1,996
2016	1,187
2017	587
Thereafter	1,339
Total	$9,340

Note 5 — Eliminations

Both prior and subsequent to the Merger, Colt Defense has conducted and continues to conduct transactions with New Colt under the following key agreements:

In August 2012, the Company signed the Services Agreement — 2012 (“Services Agreement”), under which Colt Defense provides certain factory, administrative and data processing services to Colt’s Manufacturing for an annual fee of $1,766. Colt Defense includes the service fee income in other (income) expense, net and Colt’s Manufacturing allocates the charges to cost of sales and selling, general and administrative expense in the consolidated statements of operations.  In addition, under the terms of the Services Agreement, Colt’s Manufacturing paid Colt Defense at an estimated rate of $35 per month for their electricity usage in July and August 2012. Since September 1, 2012, Colt Defense has invoiced Colt’s Manufacturing each month for the cost of their actual electricity usage based on a newly installed meter. The total amount received for electricity usage for the period from September 1 to December 31, 2012 was approximately $81. Colt Defense and Colt’s Manufacturing both included the amounts for electricity usage in cost of sales in the consolidated statements of operations. The Services Agreement, which was effective July 1, 2012, supersedes the Intercompany Services Agreement dated June 26, 2007 between Colt Defense and Colt’s Manufacturing under which Colt Defense received a $430 annual fee.

In May 2011, Colt Defense signed a memorandum of understanding (“MOU”) with Colt’s Manufacturing to jointly coordinate the marketing and sales of rifles into the commercial market. Under the MOU, Colt Defense sells rifles and carbines to Colt’s Manufacturing, which sells them into the commercial market.

During 2012, Colt Defense entered into a contract to supply the M45A1 Close Quarters Battle Pistol to the United States Marine Corps and the Company has begun offering this product to our international customers. This product is manufactured for and supplied to Colt Defense by Colt’s Manufacturing pursuant to purchase orders.

Colt Defense also subleases a portion of its West Hartford facility to Colt’s Manufacturing.

As a result of the Merger, historical transactions under the above agreements with New Colt that the Company previously recorded as third-party transactions have become intercompany transactions and are therefore required to be eliminated in the unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

Eliminations included in the unaudited pro forma condensed consolidated balance sheet as of March 31, 2013 were as follows:

a)            Accounts receivable, Other current Assets and Accounts payable — The Company eliminated $8,846 of accounts receivable and the corresponding accounts payable for Colt Defense rifles sold to Colt’s Manufacturing under the MOU. When Colt’s Manufacturing sells Colt Defense’s rifles to the commercial market pursuant to the MOU, customers are offered a 2% cash discount for payment within ten days. Colt Defense reimburses Colt’s Manufacturing for the 2% cash discounts taken.  Therefore, the Company eliminated $149 from both other current assets and accounts payable, which represents the amount due from Colt Defense to Colt’s Manufacturing for cash discounts as of March 31, 2013. In addition, the Company eliminated $500 of accounts receivable and the corresponding accounts payable for M45A1 pistols that Colt’s Manufacturing sold to Colt Defense that was outstanding as of March 31, 2013.

b)            Inventory, Goodwill and Accrued Expenses — As of March 31, 2013, Colt’s Manufacturing had commercial rifles in its inventory that it had purchased from Colt Defense. In the unaudited pro forma condensed balance sheet, the Company reduced inventory by $229, increased goodwill by $154 and reduced accrued expenses by $75 to properly reflect the cost of Colt Defense commercial rifles and to eliminate federal excise tax that is not incurred until inventory is sold outside the Company.

Unaudited Pro Forma Condensed Consolidated Statements of Income

Eliminations included in the unaudited pro forma condensed consolidated statements of income for the quarter ended March 31, 2013 and the year ended December 31, 2012 were as follows:

c)             Sales —

	Quarter Ended March 31, 2013	Year Ended December 31, 2012
Elimination of sales from Colt Defense to Colt’s Manufacturing	$(25,257)	$(82,998)
Elimination of sales from Colt’s Manufacturing to Colt Defense	(994)	(1,235)
Total	$(26,251)	$(84,233)

d)            Cost of sales —

	Quarter Ended March 31, 2013	Year Ended December 31, 2012
Elimination of Colt’s Manufacturing’s cost of sales on purchases from Colt Defense	$(25,257)	$(82,998)
Elimination of Colt Defense’s cost of sales on purchases from Colt’s Manufacturing	(994)	(1,235)
Elimination of Colt Defense’s profit on rifles that were sold to Colt’s Manufacturing and were still in Colt’s Manufacturing’s inventory at end of period (lower of cost or market adjustment)	154	268
Elimination of portion of Colt Manufacturing’s expense under Services Agreement — 2012 allocated to cost of sales	(237)	(665)
Elimination of Colt Defense’s License amortization expense	(25)	(101)
Total	$(26,359)	$(84,731)

e)             General and administrative — Colt’s Manufacturing allocates a portion of the expense under the Services Agreement — 2012 to general and administrative expense. The Company eliminated $204 and $433 of this expense from general and administrative expense for the quarter ended March 31, 2013 and the year ended December 31, 2012, respectively.

f)             Other (income)/expense, net -

	Quarter Ended March 31, 2013	Year Ended December 31, 2012
Elimination of Colt Defense’s income under Service Agreement — 2012	$441	$1,098
Elimination of Colt’s Manufacturing’s License income	25	101
Total	$466	$1,199

Note 6 — Pro Forma Adjustments

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed consolidated financial information to reflect the merger.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

Adjustments to the unaudited pro forma condensed consolidated balance sheet as of March 31, 2013 were as follows:

a)            Cash — Colt Defense used $13,139 of cash on hand to partially fund the Cash Consideration and $750 to fund other transaction related expenses.

b)            Inventories — The Company recorded a net increase of $640 to record Colt’s Manufacturing’s acquired inventory at fair market value. The Company also recorded a net decrease of $471 to acquired inventory to conform Colt’s Manufacturing’s inventory accounting for samples, loaners and certain other handguns.

c)             Deferred income tax benefit and Long-term deferred tax asset — The Company recorded a net reduction in deferred tax assets of $1,097 related to the tax impact of the fair value adjustments, primarily other long-term liabilities, retirement obligations and property and equipment.

d)            Property and equipment, net — The Company recorded $1,713 of property and equipment as a result of the payoff of the G.E. Capital operating and capital leases. The Company recorded an adjustment of $457 to increase Colt’s Manufacturing’s property and equipment to its appraised fair market value.

e)             Goodwill - Existing goodwill of Colt’s Manufacturing of $1,044 was eliminated. Of the preliminary total Purchase Price, $32,996 was allocated to goodwill and is not deductible for federal income tax purposes. Goodwill is the excess of the purchase price of an acquired business over the fair value of net assets acquired. Goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if indicators of impairment arise.

f)             Colt trademarks — The existing Colt trademarks intangible asset of $6,679 was eliminated. The acquired Colt trademarks were measured at fair value as determined primarily by using the “income approach,” which required a forecast of all expected future cash flows. The estimated fair value of the indefinite-lived asset was $50,100.

g)             Intangible assets, net — Acquired identifiable intangible assets of $9,340 were measured at fair value determined primarily by using the “income approach,” which required a forecast of all expected future cash flows.

h)            Deferred financing costs — The Company recorded $1,969 of deferred financing costs associated primarily with the Term Loan. Such costs will be amortized over the life of the Term Loan.

i)              Other assets — The Company recorded a $330 asset associated with a below-market rate lease on the Florida Facility. The Company also recorded a $268 reduction to eliminate the security deposit on the G.E. Capital leases, which was utilized when the leases were paid off.

j)             Current portion of capital lease obligations and Capital lease obligations — The Company recorded a $70 reduction in current capital lease obligations and a $107 reduction in long-term capital lease obligations to reflect the payoff of the G.E. Capital capital lease obligations immediately prior to the Merger.

k)            Accrued expenses — The Company recorded a $1,008 liability related to the retirement of Colt Defense’s former Chief Executive Officer in conjunction with the Merger.

l)              Deferred income tax liability and Long-term deferred income tax liability - The Company also recorded  deferred tax liabilities of $24,164 related to the tax impact of the fair value adjustments, primarily acquired intangibles and fixed assets.

m)           Long-term debt — current portion and Long-term debt, less current portion — The Company recorded a current debt liability of $2,500 to reflect payments due over the next twelve months on the Term Loan. The remaining $47,500 balance of the Term Loan was reduced to $45,242 by $2,258 of debt discount and was recorded as a long-term debt liability.

n)            Pension and retirement obligations — Pension and post-retirement liabilities were decreased by $875 to reflect the actuarially determined fair value of the liabilities and the fair value of pension assets acquired as of the Merger Date.

o)            Other long-term liabilities — The Company eliminated a $319 deferred rent liability and $1,141 of deferred royalty income related to a license agreement for which New Colt has no future performance obligations.

In addition, the Company eliminated $1,084 of deferred income related to the License, which was settled immediately prior to the Merger.

p)            Paid in capital and Accumulated deficit — The Company recorded a $23,908 adjustment to paid in capital to eliminate Colt’s Manufacturing’s historical unitholders’ equity.  Accumulated deficit was also adjusted as follows:

March 31, 2013
Issuance and sale of 31,165.589 Colt Defense common units	$9,000
Eliminate Colt’s Manufacturing’s historical accumulated deficit	832
Settlement Gain	15,236
Record transaction costs related to the Merger	(750)
Total	$24,318

q)            Accumulated other comprehensive loss — The Company recorded an adjustment of $4,369 to eliminate Colt’s Manufacturing’s accumulated other comprehensive loss associated with prior service costs and actuarial losses on pension and retirement obligations as a result of regarding the pension and post-retirement obligations at fair value.

Unaudited Pro Forma Condensed Consolidated Statements of Income

Adjustments to the unaudited pro forma condensed consolidated statements of income for the quarter ended March 31, 2013 and the year ended December 31, 2012, respectively, were as follows:

r)             Cost of sales — The Company eliminated $116 and $337 of expense for the quarter ended March 31, 2013 and the year ended December 31, 2012, respectively, for the G.E. Capital leases that were paid off immediately prior to the Merger.  The Company also recorded $7 and $65 of expense for the quarter ended March 31, 2013 and the year ended December 31, 2012, respectively, to reflect the additional depreciation expense on fixed assets acquired. In addition, the Company recorded $508 and $2,026 of expense for the quarter ended March 31, 2013 and the year ended December 31, 2012, respectively, to reflect the amortization of the acquired identifiable intangible assets, which was allocated to cost of sales.  The Company did not include the $640 adjustment to record Colt’s Manufacturing’s acquired inventory at fair market value in the pro forma unaudited condensed consolidated statements of operations. Since the Company expects the acquired inventory to turn in less than one year, the adjustment was excluded as a one-time expense.

s)             Selling, general and administrative — The Company recorded $157 and $326 of expense for the quarter ended March 31, 2013 and the year ended December 31, 2012, respectively, to reflect the amortization of acquired intangible assets, which was allocated to selling, general and administrative expense. The Company also recorded $7 and $29 of expense for the quarter ended March 31, 2013 and the year ended December 31, 2012, respectively, to reflect the amortization of the asset associated with a below-market rate lease on the Florida Facility. As of March 31, 2013, the Company eliminated the existing deferred rent balance and recorded the straight-line amortization of the lease expense associated with the Florida Facility as if it started as of the transaction date. As a result, the Company recorded $2 and $10 of additional expense for the quarter ended March 31, 2013 and the year ended December 31, 2012, respectively.

t)             Interest expense — The Company recorded $1,640 and $6,866 of interest expense for the quarter ended March 31, 2013 and the year ended December 31, 2012, respectively, to reflect the interest expense as well as the amortization of both the deferred financing fees and the debt discount associated with the Term Loan. The Term Loan bears interest at a rate of 9.75% plus the greater of the 3-month LIBOR rate or 1.0%. To calculate the interest expense above, the Company assumed an interest rate of 10.75%, which is the interest rate floor for the Term Loan. A 1/8th percent increase in this rate would result in an increase to the above noted interest expense of approximately $15 and $62 for the quarter ended March 31, 2013 and the year ended December 31, 2012, respectively.

u)            Royalty income, net -   The Company recorded $13 and $54 of reductions in royalty income for the quarter ended March 31, 2013 and the year ended December 31, 2012, respectively. These adjustments were made to eliminate royalty income related to a license agreement for which New Colt has no future performance obligations.

v)            Other (income)/expense, net — The Company recorded expense reductions of $85 and $1,116 for the quarter ended March 31, 2013 and the year ended December 31, 2012, respectively, to eliminate advisory, legal and accounting expenses that New Colt incurred as a result of the Merger.

w)            Provision for income taxes — The Company recorded income tax benefits of $835 and $3,392 for the quarter ended March 31, 2013 and the year ended December 31, 2012, respectively. These pro forma income tax adjustments reflect the tax effect of the pro forma adjustments on income before tax at the applicable statutory rate. These rates are estimates and do not take into account any possible future tax events that may occur for the combined Company.